UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 11, 2021

PLAYTIKA HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-39896	81-3634591
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Playtika Ltd.

HaChoshlim St 8

Herzliya Pituarch, Israel 4672408

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 972-73-316-3251

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class So Registered	Trading Symbol	Name of Each Exchange on which Registered
Common stock, par value $0.01 per share	PLTK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Offering of 4.250% Senior Notes due 2029

Indenture

On March 11, 2021, Playtika Holding Corp. (the “Company”) issued $600.0 million aggregate principal amount of its 4.250% senior notes due 2029 (the “Notes”) under an indenture, dated March 11, 2021 (the “Indenture”), among the Company, the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”).

Private Offering

The Notes were sold in the United States only to accredited investors pursuant to an exemption from the Securities Act of 1933, as amended (the “Securities Act”), and subsequently resold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.

Use of Proceeds

The Company intends to use the net proceeds from the offering of the Notes, together with borrowings under the New Term Loan (as defined below), to repay in full the Old Term Loan (defined below), to pay fees and expenses in connection with the refinancing of the Old Term Loan, and for general corporate purposes, including working capital, operating expenses, capital expenditures, and the potential repayment of borrowings.

Maturity and Interest

The Notes will mature on March 15, 2029. Interest on the Notes will accrue at a rate of 4.250% per annum. Interest on the Notes will be payable semi-annually in cash in arrears on March 15 and September 15 of each year, commencing on September 15, 2021.

Guarantees

The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Company’s existing and future restricted subsidiaries that guarantee the obligations under the Credit Agreement (as defined below) (the “subsidiary guarantors”).

Ranking

The Notes and the note guarantees will be the Company’s and the subsidiary guarantors’ senior unsecured obligations and will rank equally in right of payment to all of the Company’s and the subsidiary guarantors’ existing and future senior indebtedness and senior in right of payment to all of the Company’s and the subsidiary guarantors’ future subordinated indebtedness. The Notes and the note guarantees will be effectively subordinated to any of the Company’s and the subsidiary guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, including indebtedness outstanding under the Credit Agreement. In addition, the Notes and the note guarantees will be structurally subordinated to the existing and future liabilities of the Company’s non-guarantor subsidiaries.

Redemption

The Company may redeem the Notes at any time prior to March 15, 2024, in whole or in part, at a redemption price equal to 100% of the accrued principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the redemption date, plus a make-whole premium.

The Company may redeem the Notes at any time on or after March 15, 2024, in whole or in part, at a redemption price equal to (i) 102.125% of the principal amount thereof, should such redemption occur before March 15, 2025, (ii) 101.063% of the principal amount thereof, should such redemption occur before March 15, 2026, and (iii) 100.000% of the principal amount thereof, should such redemption occur on or after March 15, 2026, in each case plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

In addition, at any time prior to March 15, 2024, the Company may redeem up to 40% of the original aggregate principal amount of all Notes issued with the net cash proceeds from certain equity offerings at a redemption price of 104.250% of the principal amount redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date, so long as at least 50% of the aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption, and the redemption date is within 90 days of the consummation of any such equity offering.

Covenants

The Indenture contains customary covenants that will limit the Company’s ability and, in certain instances, the ability of the Company’s subsidiaries, to borrow money, create liens on assets, make distributions and pay dividends on or redeem or repurchase stock, make certain types of investments, sell stock in certain subsidiaries, enter into agreements that restrict dividends or other payments from subsidiaries, enter into transactions with affiliates, issue guarantees of indebtedness, and sell assets or merge with other companies. These limitations are subject to a number of important exceptions and qualifications set forth in the Indenture.

Change of Control

In the event of a change of control, the Company must offer to repurchase the Notes at a repurchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Events of Default

Events of default under the Indenture include, among others, the following with respect to the Notes: default for 30 days in the payment when due of interest on the Notes; default in payment when due of the principal of, or premium, if any, on the Notes; failure to comply with certain covenants in the Indenture for 60 days (or 120 days with respect to the covenant relating to the provision of financial reports) upon the receipt of notice from the Trustee or holders of at least 25% in aggregate principal amount of the Notes; acceleration or payment default of indebtedness of the Company or certain of its subsidiaries in excess of a specified amount that remains uncured following the applicable grace period provided in such indebtedness; final judgments against the Company or certain of its subsidiaries in excess of a specified amount that remains unpaid for 45 days; and certain events of bankruptcy or insolvency with respect to the Company or certain of its subsidiaries. In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Company or certain of its subsidiaries, all Notes then outstanding will become due and payable immediately without further action or notice. If any other event of default occurs with respect to the Notes, the Trustee or holders of at least 25% in aggregate principal amount of the Notes may declare all Notes then outstanding to be due and payable immediately.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by the full text of the Indenture and the Notes, respectively, copies of which are attached as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the Notes.

Incremental Assumption Agreement No. 3 and Second Amendment to Credit Agreement

On March 11, 2021, the Company entered into an Incremental Assumption Agreement No. 3 and Second Amendment (the “Second Amendment”) to its existing Credit Agreement, dated as of December 10, 2019 (as amended from time to time, the “Credit Agreement”), among the Company, the lenders party thereto from time to time and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

The Second Amendment, among other things, effected a refinancing of the Company’s existing $2.375 billion senior secured first lien term loan outstanding under the Credit Agreement (the “Old Term Loan”) with a new $1.9 billion senior secured first lien term loan borrowed under the Credit Agreement (the “New Term Loan”), increased the Company’s revolving credit facility to $600 million and extended the maturity of the Company’s revolving credit facility to March 11, 2026. The New Term Loan matures on March 11, 2028, and requires scheduled quarterly principal payments in amounts equal to 0.25% of the original aggregate principal amount of the New Term Loan, with the balance due at maturity.

Borrowings under the Credit Agreement bear interest at a rate equal to, at the Company’s option, either (a) LIBOR determined by reference to the cost of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a floor of 0.00% or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate as determined by the administrative agent and (iii) the one-month adjusted LIBOR rate plus 1.00%, in each case plus an applicable margin. Such applicable margin is (x) with respect to the New Term Loan, 2.75% per annum in the case of any LIBOR loan or 1.75% per annum in the case of any base rate loan, subject to one 0.25% step-down based on the Company’s credit ratings and (y) in the case of the revolving credit facility, 3.00% per annum in the case of any LIBOR loan and 2.00% per annum in the case of any base rate loan, subject in the case of the revolving credit facility to three 0.25% step-downs based on the Company’s first lien net leverage ratio.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by the full text of the Second Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On March 11, 2021, the Company issued a press release announcing the closing of the issuance of the Notes and entry into the Second Amendment. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Indenture, dated March 11, 2021, among Playtika Holding Corp., the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee.

4.2	Form of 4.250% Senior Notes due 2029 (included in Exhibit 4.1).

10.1	Incremental Assumption Agreement No. 3 and Second Amendment to Credit Agreement, dated as of March 11, 2021, among Playtika Holding Corp., the subsidiary guarantors party thereto, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent.

99.1	Playtika Holding Corp. Press Release, dated March 11, 2021.

104	Cover page interactive data file (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAYTIKA HOLDING CORP.

Date: March 11, 2021	By:	/s/ Craig Abrahams
Craig Abrahams
President and Chief Financial Officer